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                                                                    Exhibit 99.1

            Suntory Water Group, Inc. Completes Acquisition of Great
                           Pines Water Company, Inc.


Atlanta, GA., and Houston, TX., June 7, 1999 -- Suntory Water Group, Inc., the nation's second-largest bottled water company announced today that it has completed its acquisition of Great Pines Water Company, Inc. (OTC Bulletin
Board: GPWC). The transaction, announced in April, reaffirms Suntory's position as a leader in the rapidly growing home and office market segment.

Under the terms of the merger agreement, each Great Pines shareholder will receive $5.87 in cash per share of common stock. In addition, each shareholder will be entitled to receive a portion of net after-tax proceeds from Great Pines' pending lawsuit filed by Great Pines. Such net proceeds, if any, will be distributed to shareholders promptly upon receipt by Great Pines.

"The acquisition of Great Pines is in line with our aggressive acquisition strategy. Since 1996 alone, we have completed 29 acquisitions, and now hold 9% of the overall market share in the industry," said David Krishock, President and CEO of Suntory Water Group. "This transaction brings us closer to our goal of bringing the finest bottled water to all homes and offices by extending our presence in Texas to the Dallas/Ft. Worth area."

Suntory Water Group, established in 1985, bottles, sells and distributes water and related products under five regional names, including Hinckley Springs, Crystal Springs, Belmont Springs, Kentwood Springs and Sierra Springs. The company offers single-serve bottles, bulk packages and cooler options to home and office and retail customers in 38 states and Alberta, Canada.

Contact:   Suntory Water Group, Inc.:
           Chris Dunn, Vice President Corporate Planning
           (770) 933-1400
           For more information visit www.water.com on the Internet

           Golin/Harris International:
           Kim Eppner
           (212) 697-9191